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                      STATE STREET BANK AND TRUST COMPANY
                INVESTMENT FUNDS FOR TAX EXEMPT RETIREMENT PLANS

                         AMENDMENT AND FUND DECLARATION

                             S&P 500 FLAGSHIP FUND


Pursuant to Articles III and VII of the Second Amended and Restated Declaration of Trust for the State Street Bank and Trust Company Investment Funds for Tax Exempt Retirement Plans, dated March 13, 1997 (the "Declaration of Trust") State Street Bank and Trust Company (the "Trustee"), by its execution of this Amendment and Fund Declaration, hereby amends and restates the S&P 500 Flagship Fund (the "Fund"). The Trustee agrees that it will hold, administer and deal with all money and property received by it as Trustee of the Fund in accordance with the terms of the Declaration of Trust, subject to the additional terms and conditions set forth in this Amendment and Fund Declaration.

1.   NAME OF THE FUND:

     S&P 500 Flagship Fund

2.   EFFECTIVE DATE OF THE AMENDMENT AND FUND DECLARATION:

     January 1, 2000

3.   INVESTMENT OBJECTIVES OF THE FUND:

     The Investment Objective of the Fund shall be to match, as closely as possible, the return of the Standard & Poor's 500 Index (the "Index").

4.   PERMITTED CLASSES OF ASSETS AND INVESTMENT STRATEGY OF THE FUND:

     The Fund seeks to achieve its objective by making investments in common stocks which are contained in the Index (the "Investments") and may also hold U.S. Treasury Bills, short-term fixed income securities, equity index futures, Standard & Poor's Depository Receipts ("SPDRs") traded on the American Stock Exchange and other similar derivative instruments as deemed appropriate by the Trustee. The Fund may also hold units of the Stock Performance Index Futures Fund ("SPIFF"), a bank commingled fund maintained by the Trustee.

     Investments shall be selected on the basis of tracking the Index. The investment universe shall consist substantially of the equity securities contained or to be contained within the Index at the time the investment is made, and include

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     collective investment funds with similar investment objective. The allocation and balance of Investments within the Fund may be re-weighted or replaced in order to maintain the industry weightings consistent with the Index. The Fund will be rebalanced periodically to reflect any changes in the Index and all dividends and realized capital gains shall be reinvested.

     The Fund may invest excess cash in short-term securities and instruments including, but not limited to the Short Term Investment Fund ("STIF") or other short-term cash funds maintained by the Trustee, as well as shares of the SSgA Money Market Fund and the SSgA Yield Plus Fund (the "Mutual Funds"), short-term registered mutual funds for which the Trustee acts as investment advisor.

5.   OPERATIONS OF THE FUND:

     The Trustee intends to operate the Fund as a "qualifying entity" pursuant to Regulation 4.5 (17 CFR Section 4.5) of the Commodity Futures Trading Commission ("CFTC"). Therefore, the Fund will limit its positions in commodity futures or options contracts which do not come with within the meaning and intent of Regulation 1.3(z)(l) (17 CFR Section 1.3 (z)(1)) of the CFTC to positions for which the aggregate initial margin and premiums will not exceed five percent (5%) of the net asset value of the Fund.

     Each business day shall be a Valuation Date (as defined in the Declaration of Trust).

     The Trustee may lend securities held in the Fund in accordance with Prohibited Transaction Class Exemption 81-6 and Prohibited Transaction Class Exemption 82-63.

6.   FEES AND EXPENSES:

     With respect to that portion of the Fund's assets invested in units of SPIFF, the Fund will indirectly incur the management fees, custody fees and transaction charges set forth in the SPIFF Fund Declaration. With respect to Fund assets invested in the Mutual Funds, the Fund will indirectly incur management fees and other charges which currently do not exceed forty-one
     (41) basis points. The Trustee will waive the allocable portion of the Fund's management fee that is attributable to any investment in SPIFF or in any of the Mutual Funds.

     The Fund will be charged a custody fee as set forth on the attached schedule. The Fund will also be charged an annual audit fee, and such other fees as are permitted by the Declaration of Trust.

     No less than fifty percent (50%) of the securities lending revenue will accrue to the benefit of the participants in the Fund. As compensation for these securities


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     lending services conducted on behalf of the Fund, the Trustee will generally receive a fee of no more than 50% of the income generated by such securities lending activities. Specifics of the securities lending revenue split will be set forth in a separate agreement between the Trustee and the individual participant.

     Each participant's securities lending revenue will be placed in a non-interest bearing separate account and may, at the client's discretion, be (1) reinvested in the Fund quarterly, or (2) used as a prepayment of investment management fees.

     In addition, the collateral received in exchange for the loaned securities may be invested in one or more short-term cash funds maintained by the Trustee ("Cash Collateral Funds") for which the Trustee charges investment management and custody fees which in no event will exceed 1.75 basis points of the net asset value of such funds. The choice of Cash Collateral Funds shall be the sole responsibility of the Trustee in meeting the objectives of the securities lending program. Any portion of such fees attributable to the securities lending cash collateral invested in such Cash Collateral Funds shall constitute additional compensation to the Trustee for its securities lending services.

STATE STREET BANK AND TRUST COMPANY

BY: /s/ Timothy B. Harbert
   ---------------------------------
NAME:  Timothy B. Harbert
TITLE: Executive Vice President



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                          SCHEDULE OF CUSTODY CHARGES

The Trustee will charge the Fund an annual custody fee equal to 0.25 basis points of the net asset value of the Fund and transaction fees equal to $12 per Fund transaction.